                                                                    EXHIBIT 99.1

Friday August 11, 9:02 am Eastern Time

Press Release

Lakes Gaming Announces Possible New Business Ventures

MINNEAPOLIS--(BUSINESS WIRE)--Aug. 11, 2000--Lakes Gaming, Inc. (Nasdaq:LACO - news) announced today that it is actively negotiating agreements with prospective partners that would result in two new business ventures.

One potential area of new business that Lakes is actively exploring involves the life settlement industry. Lakes has currently agreed to provide up to $3,000,000 in bridge loans to a participant in the industry. Lakes has also agreed in principle to form a wholly-owned subsidiary for the purpose of making a $22.5 million subordinated term loan to the same company. A portion of the term loan is convertible at Lakes' option into a majority ownership interest in the borrower. Lakes' commitment to proceed with the term loan is subject to the borrower's securing a $150 million revolving warehouse credit facility to enable the borrower to purchase and then securitize pools of life settlements. The borrower will use the Lakes' loan proceeds as equity support for the warehouse facility. The proceeds of the warehouse facility will be used to purchase existing life insurance policies from persons 65 years or older. The life settlement business through such a purchase provides liquidity to the holder of the policy during his or her lifetime. The company that Lakes is planning to do business with expects to receive a funding commitment from a warehouse lender in the near future. This transaction is subject to negotiation and execution of definitive documents, due diligence, regulatory approvals and other conditions.

Another business opportunity involves international internet gaming. Lakes is considering establishing one or more web sites to conduct online gaming in a regulated country, taking wagers placed from only outside the United States. Lakes has identified an experienced provider of online gaming technology and is negotiating a contract under which Lakes would license the provider's technology for the new gaming web sites. The provider would create and maintain the gaming web sites under a proposed two year service agreement. Any transaction is subject to negotiation and execution of definitive documents, due diligence, regulatory approvals and other conditions.

Lyle Berman, Chairman of the Board and Chief Executive Officer of Lakes stated, "We are extremely excited about each of these new business opportunities. We see the life settlement business as an opportunity for Lakes to become involved with an industry outside of gaming that provides the means to a certain group of individuals to liquidate their life insurance policies during their lifetimes. This service allows the individuals to utilize their cash proceeds as they choose. In keeping with our stated strategy of diversification, the life settlement business affords an excellent opportunity for Lakes to accomplish this step with limited risk. Regarding our potential involvement in internet gaming, this business complements our existing expertise in casino gaming, new game development and direct marketing to large consumer populations. While we are extremely cautious in complying with all regulatory and license requirements, we see internet gaming as an industry that will only continue to grow and we would like to be part of that growth."

Lakes Gaming, Inc. is a publicly held casino management company that was formed through a distribution to shareholders of Grand Casinos, Inc. effected in December 1998. The company currently manages the largest casino resort in Louisiana and has entered into development and management agreements with three separate American Indian tribes for three new casino operations. Lakes Gaming, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws of the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information, review the Company's filings with the Securities and Exchange Commission.

Contact:

Lakes Gaming, Inc., Minneapolis
Timothy J. Cope
612-449-7030